Red Lobster® Olive Garden® Bahama Breeze® Smokey Bones®

www.darden.com

NEWS/INFORMATION
Corporate Relations

P.O. Box 593330

Orlando, FL 32859
Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media)	Jim DeSimone	(407) 245-4567

FOR RELEASE

December 19, 2006

4:30 PM ET

DARDEN RESTAURANTS REPORTS 17% SECOND QUARTER

DILUTED NET EARNINGS PER SHARE GROWTH

ORLANDO, FL, Dec. 19 – Darden Restaurants, Inc. (NYSE:DRI) today reported diluted net earnings per share for the second quarter ended November 26, 2006. For the second quarter, diluted net earnings per share were 41 cents, a 17% increase over the prior year, on net earnings of $61.7 million. In the first quarter of this fiscal year, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R) on the modified prospective basis, which reduced diluted net earnings per share by $0.02 in the second quarter. The Company reported that second quarter sales increased 4.5% to $1.39 billion, driven primarily by same-restaurant sales growth at Olive Garden and Red Lobster and new restaurant growth at Olive Garden and Smokey Bones.

“We’re pleased with this quarter’s operating and financial results, which were once again competitively strong in what remained a challenging industry environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We’re also pleased with the strategic progress we made in the quarter, helping build the foundation for future success. Olive Garden’s acceleration in new restaurant growth remained on pace, Red Lobster maintained solid momentum with its brand refreshening efforts, Bahama Breeze enjoyed strong margin improvement and Smokey Bones began an in-market test of meaningful changes designed to broaden guest appeal and increase visit frequency. This quarter’s results and our strategic progress are due to talented people throughout the Company striving each day to nourish and delight everyone they serve. Because of them, we remain confident that we’ll achieve our goal of being the best in casual dining, now and for generations.”

Highlights for the quarter ended November 26, 2006 include the following:

•

Net earnings for the second quarter were $61.7 million, or 41 cents per diluted share, on sales of $1.39 billion. This fiscal year, the Company adopted SFAS 123R on the modified prospective basis, which reduced diluted net earnings per share by $0.02 in the second quarter. Last year, net earnings were $55.1 million, or 35 cents per diluted share, for the second quarter, on sales of $1.33 billion.

•	Total sales of $1.39 billion represent a 4.5% increase over prior year.

-MORE-

•	Olive Garden’s U.S. same-restaurant sales increased 2.9% in the quarter, its 49th consecutive quarter of same-restaurant sales growth.

•	Red Lobster’s U.S. same-restaurant sales increased 0.7% in the quarter.

•

The Company noted that pre-tax operating margins were reduced approximately $0.01 per diluted share by FICA tax on additional tip reporting over last year, and that this was fully offset by a corresponding income tax credit.

•	Darden purchased 1.6 million shares of its common stock in the quarter.

•	The Company reiterated its annual guidance for diluted net earnings per share growth of 10% to 12% for the fiscal year.

Operating Highlights

OLIVE GARDEN’S second quarter sales of $662.1 million were 7.1% above prior year, driven primarily by revenue from 27 net new restaurants opened and a U.S. same-restaurant sales increase of 2.9%. For the quarter, on a percentage of sales basis, the company’s sales gains and lower restaurant expenses partially offset increased food and beverage expenses, restaurant labor expenses, selling, general, and administrative expenses and depreciation and amortization expense. As a result, operating profit increased for the quarter

RED LOBSTER’S second quarter sales of $597.0 million were 1.4% above prior year driven primarily by its U.S. same-restaurant sales increase of 0.7%. For the quarter, lower food and beverage expenses, restaurant expenses, and depreciation and amortization expense as a percent of sales, more than offset increased restaurant labor expenses and selling, general, and administrative expenses as a percent of sales. As a result, operating profit increased for the quarter.

BAHAMA BREEZE’S second quarter sales of $36.3 million were 0.1% above prior year, due to a same-restaurant sales increase of 0.1%. Despite modest sales growth leverage, the company enjoyed a meaningful increase in operating profit compared to prior year due to continued improvement in operating margins.

SMOKEY BONES’ second quarter sales of $81.2 million were 5.0% above prior year, with increased sales from 12 more restaurants in operation offsetting a same-restaurant sales decline of 5.0%.

“Despite the challenging environment, we successfully strengthened our business fundamentals, delivered solid operating profit growth and made meaningful progress on the strategic priorities that will drive future success,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden’s ability to maintain same-restaurant excellence while accelerating new unit growth speaks to the strength of that brand and their team. Red Lobster achieved modest sales growth, but solid operating profit growth and began implementation of their brand refreshment initiative. Bahama Breeze has improved their guest experience and unit economics sufficiently to restart unit growth. And Smokey Bones began the test of a new direction for the business.”

-MORE-

Other Actions

Darden continued the buyback of its common stock, purchasing 1.6 million shares in the second quarter. Since commencing its repurchase program in December 1995, the Company has purchased 136.5 million shares for $2.4 billion under authorizations totaling 162.4 million shares.

Fiscal November 2007 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week November fiscal month ended November 26, 2006. This period is the last month of Darden’s fiscal 2007 second quarter.

Same-restaurant sales at Olive Garden increased 1% to 2% for fiscal November, which reflected a 1% to 2% increase in check average and no change in guest counts. The check average increase was a result of an approximate 2% increase in pricing and a 0% to 1% decrease from menu mix changes. Last year, same-restaurant sales at Olive Garden increased approximately 6% for fiscal November.

Same-restaurant sales at Red Lobster were flat for fiscal November, which reflected a 2% to 3% increase in check average and a 2% to 3% decrease in guest counts. The check average increase was a result of an approximate 2% to 3% increase in pricing and a 0% to 1% decrease from menu mix changes. Last year, same-restaurant sales at Red Lobster increased approximately 3% for fiscal November.

Fiscal 2007 Outlook

Darden continues to expect combined U.S. same-restaurant sales growth in fiscal 2007 of between 2% and 4% for Red Lobster and Olive Garden. Darden also expects to open approximately 40 net new restaurants. As a result, the Company expects total sales growth of between 5% and 6% in fiscal 2007. Including the adoption of SFAS 123R in the first quarter of fiscal 2007, the Company anticipates that diluted net earnings per share growth will continue to be 10% to 12% in fiscal 2007.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,440 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.7 billion.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather, risks associated with our plans to improve financial performance at Bahama Breeze and Smokey Bones and to reposition Smokey Bones, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

-MORE-

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

11/26/06		11/27/05
651	Red Lobster USA	647
30	Red Lobster Canada	31
681	Total Red Lobster	678

589	Olive Garden USA	562
6	Olive Garden Canada	6
595	Total Olive Garden	568

32	Bahama Breeze	32

129	Smokey Bones	117

6	Seasons 52	3

1,443	Total Restaurants	1,398

DARDEN RESTAURANTS, INC.
SECOND QUARTER FY 2007 FINANCIAL HIGHLIGHTS
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	11/26/2006	11/27/2005	11/26/2006	11/27/2005
Sales	$ 1,385.3	$ 1,325.1	$ 2,841.2	$ 2,734.3

Net earnings	$ 61.7	$ 55.1	$ 150.2	$ 140.6

Net earnings per share:
Basic	$ 0.42	$ 0.37	$ 1.04	$ 0.93
Diluted	$ 0.41	$ 0.35	$ 1.00	$ 0.89

Average number of common shares outstanding:
Basic	145.3	149.6	145.1	151.4
Diluted	150.7	156.2	150.5	158.3

-MORE-

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	11/26/2006	11/27/2005	11/26/2006	11/27/2005
Sales	$1,385,299	$1,325,093	$2,841,173	$2,734,260
Costs and expenses:
Cost of sales:
Food and beverage	404,715	389,575	822,269	808,770
Restaurant labor	467,141	440,956	937,235	890,115
Restaurant expenses	218,489	215,081	442,165	429,775
Total cost of sales (1)	$1,090,345	$1,045,612	$2,201,669	$2,128,660
Selling, general and administrative	142,058	130,887	284,369	263,859
Depreciation and amortization	56,620	54,761	113,364	108,899
Interest, net	10,283	11,670	20,551	22,618
Asset impairment, net	261	1,294	4,911	1,357
Total costs and expenses	$1,299,567	$1,244,224	$2,624,864	$2,525,393
Earnings before income taxes	85,732	80,869	216,309	208,867
Income taxes	(24,070)	(25,812)	(66,104)	(68,296)
Net earnings	$61,662	$55,057	$150,205	$140,571

Net earnings per share:
Basic	$0.42	$0.37	$1.04	$0.93
Diluted	$0.41	$0.35	$1.00	$0.89

Average number of common shares outstanding:
Basic	145,300	149,600	145,100	151,400
Diluted	150,700	156,200	150,500	158,300

(1) Excludes restaurant depreciation and amortization as follows:	$53,150	$50,600	$105,796	$101,020

-MORE-

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	11/26/2006	5/28/2006
ASSETS
Current assets:
Cash and cash equivalents	$38,400	$42,334
Receivables, net	36,831	37,111
Inventories, net	284,091	198,723
Prepaid expenses and other current assets	34,496	29,889
Deferred income taxes	72,860	69,550
Total current assets	$466,678	$377,607
Land, buildings and equipment, net	2,475,979	2,446,035
Other assets	187,793	186,528
Total assets	$3,130,450	$3,010,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,890	$213,239
Short-term debt	140,000	44,000
Accrued payroll	98,665	123,176
Accrued income taxes	64,468	64,792
Other accrued taxes	47,462	46,853
Unearned revenues	91,449	100,761
Current portion of long-term debt	149,983	149,948
Other current liabilities	286,611	283,309
Total current liabilities	$1,093,528	$1,026,078
Long-term debt, less current portion	493,174	494,653
Deferred income taxes	82,267	90,573
Deferred rent	139,113	138,530
Other liabilities	43,372	30,573
Total liabilities	$1,851,454	$1,780,407

Stockholders’ equity:
Common stock and surplus	$1,863,726	$1,806,367
Retained earnings	1,801,415	1,684,742
Treasury stock	(2,357,745)	(2,211,222)
Accumulated other comprehensive income (loss)	(5,727)	(5,570)
Unearned compensation	(22,361)	(44,186)
Officer notes receivable	(312)	(368)
Total stockholders’ equity	$1,278,996	$1,229,763
Total liabilities and stockholders’ equity	$3,130,450	$3,010,170

-END-